Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

FOR IMMEDIATE RELEASE

CONTACT:

Laura L. Whitehouse

Vice President, Market Development

(781) 419-1812

Repligen Reports Second Quarter Fiscal Year 2012 Financial Results

Achieves Record Bioprocessing Product Sales

WALTHAM, MA – October 27, 2011 – Repligen Corporation (NASDAQ: RGEN) today reported results for the second quarter of fiscal year 2012, ended September 30, 2011. Total revenue for the second quarter was $8,631,000 compared to total revenue of $7,307,000 for the second quarter of fiscal year 2011, an increase of $1,324,000 or 18%. Bioprocessing product revenue for the second quarter was $5,742,000, the highest level recorded to date, compared to $4,416,000 for the second quarter of fiscal year 2011, an increase of 30%. Sales benefited from a periodic order for a Protein A resin product in which Protein A is immobilized to beads which are ready for use by end-users. Royalty and research revenue for the second quarter, consisting primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®, was $2,889,000 compared to $2,891,000 for the second quarter of fiscal 2011.

Operating expenses for the second quarter were $8,079,000 compared to $6,780,000 for the second quarter of fiscal year 2011. This increase in operating expenses includes a $680,000 increase in selling, general and administrative expenses related to increased commercial activities supporting our bioprocessing business and pre-commercial activities for RG1068 and approximately $800,000 associated with cost of product revenue due to higher sales. Net income for the second quarter was $605,000 or $0.02 per diluted share, compared to net income for the second quarter of fiscal year 2011 of $623,000 or $0.02 per diluted share. Cash, cash equivalents and marketable securities as of September 30, 2011 were $58,274,000 compared to $61,503,000 as of March 31, 2011. This decrease in cash was due primarily to temporary changes in working capital due to the timing of customer payments that were received after September 30, 2011.

“We are very pleased to have achieved record bioprocessing product sales this quarter,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Today we also announced the transformative acquisition of the business of Novozymes Biopharma Sweden, which delivers on our goal of transitioning the company into a commercially focused organization and accelerates our path to near-term sustainable profitability.”

For the six-month period ended September 30, 2011, total revenue was $16,285,000 compared to $14,317,000 for the same period in fiscal year 2011. Operating expenses for the six-month period ended September 30, 2011 were $15,854,000 compared to $12,901,000 for the same period in fiscal year 2011. Net income for the six-month period ended September 30, 2011 was $549,000 or $0.02 per diluted share compared to $1,611,000 or $0.05 per diluted share for the same period in fiscal year 2011.

Corporate Update

Expanding and Diversifying the Bioprocessing Business

Today we announced that we have acquired the business of Novozymes Biopharma Sweden AB which creates a world-leading supplier of products for manufacturing biologic drugs. This acquisition delivers on our goal of transitioning the company into a commercially focused organization by significantly augmenting our product portfolio and providing a path to sustainable profitability. See separate press release for details.

RG1068 (SecreFlo™) for Pancreatic Imaging

We are developing SecreFlo™ (RG1068) to improve detection of pancreatic duct abnormalities in combination with magnetic resonance imaging (MRI) in patients with pancreatitis. SecreFlo™ has been shown in a Phase 3 clinical trial to improve detection of pancreatic duct abnormalities in combination with MRI in patients with pancreatitis. This quarter we announced that we have received approval from the European Medicines Agency’s Pediatric Committee (PDCO) on the design of the Pediatric Investigation Plan for SecreFlo™ (RG1068). This positive action taken by the PDCO will enable us to file a marketing application for SecreFlo™ in Europe by the end of the year. We are currently preparing a New Drug Application (NDA) for SecreFlo™ for submission to the FDA next month. SecreFlo™ has been granted Fast Track and Orphan Designation, and we intend to request that the FDA grant our application priority review when we file our NDA.

There are approximately 300,000 MRI procedures conducted in patients with pancreatitis in the U.S. and Europe each year that could directly benefit from the addition of SecreFlo™. In addition, a pilot study is currently being conducted to evaluate the ability of SecreFlo™ to improve detection and characterization of pancreatic cancer in combination with contrast-enhanced MRI and computed tomography. Early detection of pancreatic cancer will increase the identification of patients who are candidates for surgery and may improve patient outcomes. There are approximately 250,000 people worldwide diagnosed with pancreatic cancer each year.

Orphan CNS Drugs

We are developing RG3039 for Spinal Muscular Atrophy (SMA) and RG2833 for Friedreich’s ataxia (FA) which are serious and debilitating neurodegenerative diseases typically diagnosed in childhood. SMA and FA are characterized by a defect in a single gene which results in diminished production of a key protein. During the quarter we enrolled 24 subjects in a Phase 1 clinical study of RG3039 in healthy volunteers. To date there have been no serious adverse events in any subject. We also filed an application in Italy to initiate a Phase 1 study of RG2833 in patients with Friedreich’s ataxia from which we expect a response this quarter. We are currently engaged in discussions with numerous companies to explore whether a partnership would accelerate the global development and ultimately maximize the commercial potential of these programs. There are approximately 20,000 patients in the U.S. and Europe with SMA and 15,000 patients with FA worldwide, a combined market opportunity greater than $1 billion.

Conference Call

Dr. Walter, C. Herlihy, President and Chief Executive Officer of Repligen will host a conference call and webcast on Friday October 28, 2011 at 8:30 am EDT to discuss the details of the acquisition, the prospects of the combined businesses and other business matters including our Q2 FY2012 financial results.

This call is being webcast by Thomson/CCBN and can be accessed via Repligen’s website at www.repligen.com. If you are unable to access the webcast, you may listen live by calling (866) 831-6267 for domestic calls and (617) 213-8857 for international calls. Participants must provide the following passcode: 27485966. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call on Repligen’s website www.repligen.com. You may also access the audio archive by dialing (888) 286-8010 for domestic calls and (617) 801-6888 for international calls and provide the following passcode: 14900928.

About Repligen Corporation

Repligen Corporation is a leading supplier of critical technologies and ingredients used to manufacture biologic drugs. Repligen also applies its expertise in biologic development to Secreflo™, a novel imaging candidate for the diagnosis of a variety of pancreatic diseases. In addition, we have two early stage CNS rare disease programs which are advancing into Phase 1 clinical trials. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

REPLIGEN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
Revenue:
Product revenue	$5,741,920	$4,415,786	$10,100,312	$8,684,598
Royalty and other revenue	2,889,458	2,891,192	6,184,791	5,632,252

Total revenue	8,631,378	7,306,978	16,285,103	14,316,850

Operating expenses:
Cost of product revenue	2,092,815	1,471,561	3,645,624	2,737,311
Cost of royalty and other revenue	418,419	376,991	834,289	748,733
Research and development	3,074,625	3,119,279	6,592,086	5,814,327
Selling, general and administrative	2,493,093	1,812,617	4,782,210	3,600,854

Total operating expenses	8,078,952	6,780,448	15,854,209	12,901,225

Income from operations	552,426	526,530	430,894	1,415,625
Investment income	52,247	96,679	118,183	195,637

Income before income taxes	604,673	623,209	549,077	1,611,262
Income tax provision	—	—	—	—

Net income	$604,673	$623,209	$549,077	$1,611,262

Earnings per share:
Basic	$0.02	$0.02	$0.02	$0.05

Diluted	$0.02	$0.02	$0.02	$0.05

Weighted average shares outstanding:
Basic	30,796,797	30,780,279	30,804,485	30,773,967

Diluted	30,933,832	30,920,400	30,969,233	30,922,474

Balance Sheet Data:	September 30, 2011	March 31, 2011

Cash, cash equivalents and marketable securities*	$58,273,972	$61,503,265
Working capital	55,862,631	51,220,892
Total assets	72,567,530	72,293,990
Long-term obligations	580,326	584,162
Accumulated deficit	(117,144,912)	(117,964,614)
Stockholders’ equity	67,834,240	67,086,704

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements regarding future financial performance and position, the possibility of seeking a collaboration partner for RG1068, management’s strategy, plans and objectives for future operations, including the ability to increase revenue and expand the business through acquisition(s) and/or collaboration(s), plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales and manufacturing capabilities; our dependence on third-party manufacturers and value added resellers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in Repligen’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.